Exhibit 99.1

XERIS BIOPHARMA REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS AND RECENT EVENTS

Achieved Total Revenue of over $44M in the fourth quarter - a 34% increase from same period prior year and generated approximately $164M for the full year 2023, a 49% increase versus prior year
Ended 2023 with over $72M in cash, cash equivalents, and short-term investments achieving cash flow positive of over $6M in the fourth quarter
Entered into a worldwide license agreement for XeriJect® formulation of teprotumumab
Refinanced and upsized Hayfin term loan to a lower overall cost of capital with additional capital available to invest for future growth
Provides full-year 2024 guidance: total net revenue of $170M-$200M; year-end cash, cash equivalents, and short-term investments of $55M-$75M
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; March 6, 2024 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the fourth quarter and full-year ended December 31, 2023 and recent events.
“2023 was another year of exceptional performance and growth for Xeris. We executed on all fronts: our commercial products grew over 40%; our internal pipeline program, XP-8121, progressed through Phase 2; and our partnership programs made significant advancements, further validating our XeriJect® technology,” said Paul R. Edick, Chairman and CEO of Xeris Biopharma. “The momentum continues in 2024 as we expect to grow total revenue in the range of $170 million to $200 million. This double-digit revenue growth, coupled with our recent debt refinancing and continued disciplined cash management, will allow us to further invest in all aspects of our business. We still expect to end 2024 with a very healthy cash position of $55 million to $75 million, demonstrating the sustainability of the company we’re building.”
Fourth Quarter 2023 Highlights

	Three months ended December 31,		Change
	2023	2022	$	%
Product revenue (in thousands):
Gvoke	$18,639	$14,932	$3,707	24.8
Keveyis	14,064	13,801	263	1.9
Recorlev	9,806	3,806	6,000	157.6
Product revenue, net	42,509	32,539	9,970	30.6
Royalty, contract and other revenue	1,881	605	1,276	210.9
Total revenue	$44,390	$33,144	$11,246	33.9
Commercial Products
•Gvoke®: Fourth quarter 2023 net revenue was $18.6 million as compared to $14.9 million in the fourth quarter of 2022 – an increase of approximately 25%. Gvoke prescriptions topped 59,000 for the first time, growing 43% compared to the same period in 2022. Gvoke’s market share of the retail TRx glucagon market grew to over 32% through late February.

•Keveyis®: Fourth quarter net revenue was $14.1 million – an increase of approximately 2% compared to the same period in 2022.
•Recorlev®: Fourth quarter net revenue was $9.8 million – an increase of $6.0 million compared to the same period of 2022. The average number of patients on Recorlev increased over 145% from the same period in 2022.
Pipeline Program
•XeriSol™ levothyroxine (XP-8121): The Phase 2 clinical study has completed enrollment. Data from the Phase 2 study should be available mid-2024.
Technology Partnerships
•XeriJect®: In January, Xeris entered into an exclusive worldwide license agreement for Amgen to develop, manufacture, and commercialize a subcutaneous formulation of teprotumumab using Xeris’ XeriJect® technology in Thyroid Eye Disease (TED). Under the terms of the License Agreement, Xeris has the potential to receive $75 million in development, regulatory, and sales-based milestones, as well as escalating single-digit royalties based on future sales of TEPEZZA® using the XeriJect® technology.
Full-year 2023 Financial Results

	Years Ended December 31,		Change
	2023	2022	$	%
Product revenue (in thousands):
Gvoke	$67,045	$52,527	$14,518	27.6
Keveyis	56,772	49,307	7,465	15.1
Recorlev	29,547	7,429	22,118	297.7
Product revenue, net	153,364	109,263	44,101	40.4
Royalty, contract and other revenue	10,550	985	9,565	971.1
Total revenue	$163,914	$110,248	$53,666	48.7
•Gvoke®: Net revenue was $67.0 million for the full year ended December 31, 2023, a 28% increase compared to prior year. Gvoke prescriptions for the full-year 2023 were over 215,000 prescriptions, growing 48.9% compared to 2022. The growth in product demand was partially offset by a decrease in net pricing.
•Keveyis®: Net revenue was $56.8 million for the full year ended December 31, 2023, a 15% increase from last year. This increase was driven by higher patient demand coupled with an increase in net pricing. This performance exceeds the $40 million revenue milestone that triggered the contingent value rights (CVR) for Strongbridge Biopharma shareholders as record on October 5, 2021. (See Upcoming Events for more details.)
•Recorlev®: Net revenue was $29.5 million for the full year ended December 31,2023, a $22.1 million increase from last year, driven primarily by increases in the number of patients on therapy.
Cost of goods sold increased by $1.3 million for the three months ended December 31, 2023 compared to the same period ended December 31, 2022. The increase was mainly attributable to higher product sales. Cost of goods sold increased by $6.0 million for the full year ended December 31, 2023 compared to the same period ended December 31, 2022. The increase was mainly attributable to higher product sales partially offset by the product mix and a one-time contract credit in the first quarter of 2023.
Research and development expenses increased by $1.4 million for both the three months ended December 31, 2023 and full year compared to the same periods ended December 31, 2022 driven by expenses related to the on-going Phase 2 study of XP-8121.
Selling, general and administrative expenses increased by $3.2 million and $8.4 million for the three and full year ended December 31, 2023, respectively, compared to the same periods ended December 31, 2022, due to higher personnel costs and rent expenses related to the new lease, which commenced in April 2023.
Net Loss was $13.4 million, or $0.10 per share, for the three months ended December 31, 2023 and a net loss of $62.3 million, or $0.45 per share, for the full-year ended December 31, 2023.

Cash, cash equivalents, and short-term investments at December 31, 2023 was $72.5 million compared to $122.0 million at December 31, 2022.
Shares outstanding at February 29, 2024 was 140,453,467.
Recent and Upcoming Events
•On March 6, 2024, Xeris announced the refinancing of its existing senior secured term loan agreement with Hayfin Capital Management LLC to provide the Company with a facility size of $200.0 million at close, lowering its overall cost of capital and providing additional working capital to invest in the Company’s business plan. An additional $15.2 million will be available to settle, if needed, the outstanding senior convertible notes that mature mid-2025. In conjunction with the new loan agreement, Xeris paid the balance of the $150.0 million debt facility to Hayfin, plus associated interest and fees.
•On or about March 27, 2024, Xeris will issue approximately 7.5 million common shares of Xeris Biopharma Holdings to Strongbridge Biopharma shareholders of record as of October 5, 2021 for the achievement of the Keveyis CVR revenue milestone in 2023. This will bring total common shares outstanding to approximately 148 million.
•Xeris will participate in the following investor conferences:
◦Leerink Partners Global Biopharma Conference– March 11-13, 2024 in Miami
◦23rd Annual Needham Virtual Healthcare Conference – April 8-12, 2024
Details of each event will be available on Xeris’ website. Contact the respective sponsor to request a 1x1 meeting.
Fourth Quarter Conference Call and Webcast Details
Xeris will host a conference call and webcast on Wednesday, March 6, 2024 at 8:30 a.m. Eastern Time. To pre-register for the conference call, please use the following link:
https://www.netroadshow.com/events/login?show=71651ed6&confId=60623. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Wednesday, March 20, 2024, at US: 1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code 671547. In addition, a live audio of the conference call will be available as a webcast.
To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com.
About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, a proven therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect®, supporting long-term product development and commercial success.
Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.
Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding financial guidance for 2024, including growth in revenue guidance and year-end cash position, cash management, Xeris’ potential to receive milestones and royalties under a license agreement with Amgen, its ability to access additional capital from Hayfin for potential strategic opportunities, the timing of an issuance of shares in connection with the achievement of the Keveyis CVR revenue milestone, the timing of the availability of clinical study data, the market and therapeutic potential of its products and product candidates, the potential utility of its formulation platforms, and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate”

and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Product revenue, net	$42,509	$32,539	$153,364	$109,263
Royalty, contract and other revenue	1,881	605	10,550	985
Total revenue	44,390	33,144	163,914	110,248
Costs and expenses:
Cost of goods sold	7,570	6,291	28,645	22,634
Research and development	6,382	4,955	22,341	20,966
Selling, general and administrative	37,568	34,357	146,095	137,745
Amortization of intangible assets	2,711	2,711	10,843	10,843
Total costs and expenses	54,231	48,314	207,924	192,188
Loss from operations	(9,841)	(15,170)	(44,010)	(81,940)
Other expense	(3,785)	1,902	(19,494)	(14,144)
Net loss before benefit from income taxes	(13,626)	(13,268)	(63,504)	(96,084)
Benefit from income taxes	236	338	1,249	1,424
Net loss	$(13,390)	$(12,930)	$(62,255)	$(94,660)

Net loss per common share - basic and diluted	$(0.10)	$(0.10)	$(0.45)	$(0.70)

Weighted average common shares outstanding - basic and diluted	138,124,878	135,986,345	137,674,857	135,628,721

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$67,449	$121,966
Short-term investments	5,002	—
Trade accounts receivable, net	39,197	30,830
Inventory	38,838	24,735
Prepaid expenses and other current assets	5,778	9,287
Total current assets	156,264	186,818
Property and equipment, net	5,971	5,516
Intangible assets, net	109,764	120,607
Goodwill	22,859	22,859
Operating lease right-of-use assets	23,204	3,992
Other assets	4,540	4,730
Total assets	$322,602	$344,522
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,565	$4,606
Current operating lease liabilities	3,495	1,580
Other accrued liabilities	23,510	36,786
Accrued trade discounts and rebates	22,149	16,818
Accrued returns reserve	14,198	11,173
Current portion of contingent value rights	19,109	—
Other current liabilities	1,167	2,658
Total current liabilities	95,193	73,621
Long-term debt, net of unamortized debt issuance costs	190,932	187,075
Non-current contingent value rights	1,379	25,688
Non-current operating lease liabilities	34,764	9,402
Deferred tax liabilities	2,268	3,518
Other liabilities	4,848	31
Total liabilities	329,384	299,335
Total stockholders’ equity (deficit)	(6,782)	45,187
Total liabilities and stockholders’ equity	$322,602	$344,522